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                                                                     Exhibit 5.1


CHICAGO                    POST OFFICE BOX 240                        SACRAMENTO
DENVER               JACKSONVILLE, FLORIDA 32201-0240                  SAN DIEGO
JACKSONVILLE             THE GREENLEAF BUILDING                    SAN FRANCISCO
LOS ANGELES                 200 LAURA STREET                         TALLAHASSEE
MADISON              JACKSONVILLE, FLORIDA 32202-3510                      TAMPA
MILWAUKEE                TELEPHONE (904) 359-2000               WASHINGTON, D.C.
ORLANDO                  FACSIMILE (904) 359-8700                WEST PALM BEACH



                                                            CLIENT/MATTER NUMBER
                                                                     053534/0113

                               January 18, 2000


Inforte Corporation
150 N. Michigan Ave., Suite 3400
Chicago, IL  60601

     Re:  Registration Statement on Form S-1
          Registration No. 333-92325

Gentlemen:

          This opinion is being furnished in connection with the Registration Statement on Form S-1 (Registration No. 333-92325) of Inforte Corporation (the "Company"), under the Securities Act of 1933, as amended, for the registration of shares of common stock, par value $0.001 (the "Shares"). The Registration Statement filed December 8, 1999, as amended by Amendment No. 1 filed concurrently herewith, is referred to herein as the "Registration Statement."

          As counsel for the Company, we have examined and are familiar with the following:

          a. Certificate of Incorporation of the Company as filed in the Office of the Secretary of State of the State of Delaware;

          b.   Bylaws of the Company;

          c. The proceedings of the board of directors of the Company in connection with or with respect to the issuance and sale of the Shares to be sold by the Company to certain underwriters pursuant to an underwriting agreement (the "Underwriting Agreement") between the Company and the underwriters named in the Registration Statement; and

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Foley & Lardner
Inforte Corporation
January 18, 2000
Page 2

          d. Such other documents, Company records, and matters of law as we deemed to be pertinent.

               Based upon our examination of such documents and our familiarity with such proceedings, it is our opinion that:

          1. The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware.

          2. The Shares covered by the Registration Statement (including the Shares covered by the over-allotment described in the Registration Statement) to be sold by the Company will, when the price therefor is approved by the board of directors of the Company or the committee to which it has delegated pricing authority, and when issued and delivered to the underwriters pursuant to the Underwriting Agreement against payment of the consideration therefor, be duly and validly issued, fully paid and non-assessable.

          We hereby consent to the inclusion of this opinion as Exhibit 5.1 in the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus. In giving this consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities Exchange Commission promulgated thereunder.

                                      FOLEY & LARDNER